UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 21, 2018
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 21, 2018, Laboratory Corporation of America Holdings (the “Company”) and Gary M. Huff, Chief Executive Officer, LabCorp Diagnostics, agreed that Mr. Huff’s employment with the Company would terminate effective December 31, 2018 (the “Termination Date”). David P. King, the Company’s Chairman and Chief Executive Officer, will take over Mr. Huff’s responsibilities as Chief Executive Officer of LabCorp Diagnostics on an interim basis.
The complete terms of his separation package are under negotiation. However, following the Termination Date, Mr. Huff is entitled to receive severance payments and other benefits pursuant to the Company’s previously disclosed Amended and Restated Master Senior Executive Severance Plan (the “Severance Plan”), as described in the Company’s proxy statement for its 2018 annual meeting of stockholders and as amended from time to time thereafter. In connection with the foregoing payments and the terms of the Severance Plan, Mr. Huff will execute a separation agreement (the “Separation Agreement”) containing noncompetition, non-solicitation, duty of loyalty, confidentiality, and release provisions. Under the existing terms of the equity awards held by Mr. Huff, he will receive an additional twelve months of vesting of his restricted stock units as well as his non-qualified stock options and his performance share awards will be pro-rated as of the Termination Date, with any delivery of shares under the performance shares awards subject to achievement of the performance metrics specified in the awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ EDWARD T. DODSON
Edward T. Dodson
Chief Accounting Officer

December 21, 2018